UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 3)*

Trius Therapeutics, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

89685K10

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89685K10		13 G

1	Names of Reporting Persons. Versant Side Fund III, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 18,997 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 18,997 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 18,997 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.05% (3)

12	Type of Reporting Person* PN

(1) This Schedule 13G is filed by Versant Side Fund III, L.P., a Delaware limited partnership (“VSF III”), Versant Venture Capital III, L.P., a Delaware limited partnership (“VVC III”), Versant Ventures III, LLC, a Delaware limited liability company (“VV III”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kevin J. Wasserstein (“KJW”), Barbara N. Lubash (“BNL” and together with VSF III, VVC III, VV III, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, RLP and KJW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) VV III serves as the sole general partner of VSF III and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, RLP and KJW are directors and/or members of VV III and share voting and dispositive power over the shares held by VSF III; however, they disclaim beneficial ownership of the shares held by VSF III except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2012.

(3) This percentage is calculated based upon 39,406,671 shares of Common Stock outstanding as of November 1, 2012 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 7, 2012.

CUSIP No. 89685K10		13 G

1	Names of Reporting Persons. Versant Venture Capital III, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 3,216,842 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 3,216,842 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,216,842 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.16% (3)

12	Type of Reporting Person* PN

(1) This Schedule 13G is filed by Versant Side Fund III, L.P., a Delaware limited partnership (“VSF III”), Versant Venture Capital III, L.P., a Delaware limited partnership (“VVC III”), Versant Ventures III, LLC, a Delaware limited liability company (“VV III”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kevin J. Wasserstein (“KJW”), Barbara N. Lubash (“BNL” and together with VSF III, VVC III, VV III, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, RLP and KJW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) VV III serves as the sole general partner of VVC III and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, RLP and KJW are directors and/or members of VV III and share voting and dispositive power over the shares held by VVC III; however, they disclaim beneficial ownership of the shares held by VVC III except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2012.

(3) This percentage is calculated based upon 39,406,671 shares of Common Stock outstanding as of November 1, 2012 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 7, 2012.

CUSIP No. 89685K10		13 G

1	Names of Reporting Persons Versant Ventures III, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,235,839 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,235,839 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,235,839 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.21% (3)

12	Type of Reporting Person* OO

(1) This Schedule 13G is filed by Versant Side Fund III, L.P., a Delaware limited partnership (“VSF III”), Versant Venture Capital III, L.P., a Delaware limited partnership (“VVC III”), Versant Ventures III, LLC, a Delaware limited liability company (“VV III”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kevin J. Wasserstein (“KJW”), Barbara N. Lubash (“BNL” and together with VSF III, VVC III, VV III, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, RLP and KJW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes: (i) 18,997 shares held by VSF III; and (ii) 3,216,842 shares held by VVC III..  VV III serves as the sole general partner of VSF III and VVC III and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, RLP ad KJW are directors and/or members of VV III and share voting and dispositive power over the shares held by VSF III and VVC III; however, they disclaim beneficial ownership of the shares held by VSF III and VVC III except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2012.

(3) This percentage is calculated based upon 39,406,671 shares of Common Stock outstanding as of November 1, 2012 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 7, 2012.

CUSIP No. 89685K10		13 G

1	Names of Reporting Persons Brian G. Atwood

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 45,302 shares (2)

	6	Shared Voting Power 3,235,839 shares of Common Stock (3)

	7	Sole Dispositive Power 45,302 shares (2)

	8	Shared Dispositive Power 3,235,839 shares of Common Stock (3)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,281,141 shares of Common Stock (2)(3)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.33% (4)

12	Type of Reporting Person* IN

(1) This Schedule 13G is filed by Versant Side Fund III, L.P., a Delaware limited partnership (“VSF III”), Versant Venture Capital III, L.P., a Delaware limited partnership (“VVC III”), Versant Ventures III, LLC, a Delaware limited liability company (“VV III”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kevin J. Wasserstein (“KJW”), Barbara N. Lubash (“BNL” and together with VSF III, VVC III, VV III, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, RLP and KJW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Consists of options to acquire 45,302 shares of Common Stock held directly by BGA for the benefit of  VV III.

(3) Includes: (i) 18,997 shares held by VSF III; (ii) 3,216,842 shares held by VVC III; and (iii) 45,302 options to acquire Common Stock held directly by BGA for the benefit of VV III.  VV III serves as the sole general partner of VSF III and VVC III and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, RLP and KJW are directors and/or members of VV III and share voting and dispositive power over the shares held by VSF III and VVC III; however, they disclaim beneficial ownership of the shares held by VSF III and VVC III except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2012.

(4) This percentage is calculated based upon 39,406,671 shares of Common Stock outstanding as of November 1, 2012 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 7, 2012.

CUSIP No. 89685K10		13 G

1	Names of Reporting Persons Samuel D. Colella

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,235,839 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,235,839 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,235,839 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.21% (3)

12	Type of Reporting Person* IN

(1) This Schedule 13G is filed by Versant Side Fund III, L.P., a Delaware limited partnership (“VSF III”), Versant Venture Capital III, L.P., a Delaware limited partnership (“VVC III”), Versant Ventures III, LLC, a Delaware limited liability company (“VV III”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kevin J. Wasserstein (“KJW”), Barbara N. Lubash (“BNL” and together with VSF III, VVC III, VV III, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, RLP and KJW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes: (i) 18,997 shares held by VSF III; and (ii) 3,216,842 shares held by VVC III..  VV III serves as the sole general partner of VSF III and VVC III and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, RLP and KJW are directors and/or members of VV III and share voting and dispositive power over the shares held by VSF III and VVC III; however, they disclaim beneficial ownership of the shares held by VSF III and VVC III except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2012.

(3) This percentage is calculated based upon 39,406,671 shares of Common Stock outstanding as of November 1, 2012 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 7, 2012.

CUSIP No. 89685K10		13 G

1	Names of Reporting Persons Ross A. Jaffe

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,235,839 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,235,839 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,235,839 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.21% (3)

12	Type of Reporting Person* IN

(1) This Schedule 13G is filed by Versant Side Fund III, L.P., a Delaware limited partnership (“VSF III”), Versant Venture Capital III, L.P., a Delaware limited partnership (“VVC III”), Versant Ventures III, LLC, a Delaware limited liability company (“VV III”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kevin J. Wasserstein (“KJW”), Barbara N. Lubash (“BNL” and together with VSF III, VVC III, VV III, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, RLP and KJW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes: (i) 18,997 shares held by VSF III; and (ii) 3,216,842 shares held by VVC III..  VV III serves as the sole general partner of VSF III and VVC III and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, RLP and KJW are directors and/or members of VV III and share voting and dispositive power over the shares held by VSF III and VVC III; however, they disclaim beneficial ownership of the shares held by VSF III and VVC III except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2012.

(3) This percentage is calculated based upon 39,406,671 shares of Common Stock outstanding as of November 1, 2012 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 7, 2012.

CUSIP No. 89685K10		13 G

1	Names of Reporting Persons William J. Link

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,235,839 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,235,839 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,235,839 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.21% (3)

12	Type of Reporting Person* IN

(1) This Schedule 13G is filed by Versant Side Fund III, L.P., a Delaware limited partnership (“VSF III”), Versant Venture Capital III, L.P., a Delaware limited partnership (“VVC III”), Versant Ventures III, LLC, a Delaware limited liability company (“VV III”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kevin J. Wasserstein (“KJW”), Barbara N. Lubash (“BNL” and together with VSF III, VVC III, VV III, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, RLP and KJW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes: (i) 18,997 shares held by VSF III; and (ii) 3,216,842 shares held by VVC III..  VV III serves as the sole general partner of VSF III and VVC III and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, RLP and KJW are directors and/or members of VV III and share voting and dispositive power over the shares held by VSF III and VVC III; however, they disclaim beneficial ownership of the shares held by VSF III and VVC III except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2012.

(3) This percentage is calculated based upon 39,406,671 shares of Common Stock outstanding as of November 1, 2012 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 7, 2012.

CUSIP No. 89685K10		13 G

1	Names of Reporting Persons Donald B. Milder

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,235,839 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,235,839 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,235,839 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.21% (3)

12	Type of Reporting Person* IN

(1) This Schedule 13G is filed by Versant Side Fund III, L.P., a Delaware limited partnership (“VSF III”), Versant Venture Capital III, L.P., a Delaware limited partnership (“VVC III”), Versant Ventures III, LLC, a Delaware limited liability company (“VV III”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kevin J. Wasserstein (“KJW”), Barbara N. Lubash (“BNL” and together with VSF III, VVC III, VV III, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, RLP and KJW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes: (i) 18,997 shares held by VSF III; and (ii) 3,216,842 shares held by VVC III..  VV III serves as the sole general partner of VSF III and VVC III and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, RLP and KJW are directors and/or members of VV III and share voting and dispositive power over the shares held by VSF III and VVC III; however, they disclaim beneficial ownership of the shares held by VSF III and VVC III except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2012.

(3) This percentage is calculated based upon 39,406,671 shares of Common Stock outstanding as of November 1, 2012 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 7, 2012.

CUSIP No. 89685K10		13 G

1	Names of Reporting Persons Rebecca B. Robertson

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,235,839 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,235,839 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,235,839 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.21% (3)

12	Type of Reporting Person* IN

(1) This Schedule 13G is filed by Versant Side Fund III, L.P., a Delaware limited partnership (“VSF III”), Versant Venture Capital III, L.P., a Delaware limited partnership (“VVC III”), Versant Ventures III, LLC, a Delaware limited liability company (“VV III”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kevin J. Wasserstein (“KJW”), Barbara N. Lubash (“BNL” and together with VSF III, VVC III, VV III, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, RLP and KJW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes: (i) 18,997 shares held by VSF III; and (ii) 3,216,842 shares held by VVC III..  VV III serves as the sole general partner of VSF III and VVC III and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, RLP and KJW are directors and/or members of VV III and share voting and dispositive power over the shares held by VSF III and VVC III; however, they disclaim beneficial ownership of the shares held by VSF III and VVC III except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2012.

(3) This percentage is calculated based upon 39,406,671 shares of Common Stock outstanding as of November 1, 2012 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 7, 2012.

CUSIP No. 89685K10		13 G

1	Names of Reporting Persons Camille D. Samuels

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,235,839 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,235,839 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,235,839 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.21% (3)

12	Type of Reporting Person* IN

(1) This Schedule 13G is filed by Versant Side Fund III, L.P., a Delaware limited partnership (“VSF III”), Versant Venture Capital III, L.P., a Delaware limited partnership (“VVC III”), Versant Ventures III, LLC, a Delaware limited liability company (“VV III”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kevin J. Wasserstein (“KJW”), Barbara N. Lubash (“BNL” and together with VSF III, VVC III, VV III, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, RLP and KJW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes: (i) 18,997 shares held by VSF III; and (ii) 3,216,842 shares held by VVC III..  VV III serves as the sole general partner of VSF III and VVC III and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, RLP and KJW are directors and/or members of VV III and share voting and dispositive power over the shares held by VSF III and VVC III; however, they disclaim beneficial ownership of the shares held by VSF III and VVC III except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2012.

(3) This percentage is calculated based upon 39,406,671 shares of Common Stock outstanding as of November 1, 2012 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 7, 2012.

CUSIP No. 89685K10		13 G

1	Names of Reporting Persons Bradley J. Bolzon

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,235,839 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,235,839 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,235,839 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.21% (3)

12	Type of Reporting Person* IN

(1) This Schedule 13G is filed by Versant Side Fund III, L.P., a Delaware limited partnership (“VSF III”), Versant Venture Capital III, L.P., a Delaware limited partnership (“VVC III”), Versant Ventures III, LLC, a Delaware limited liability company (“VV III”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kevin J. Wasserstein (“KJW”), Barbara N. Lubash (“BNL” and together with VSF III, VVC III, VV III, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, RLP and KJW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes: (i) 18,997 shares held by VSF III; and (ii) 3,216,842 shares held by VVC III..  VV III serves as the sole general partner of VSF III and VVC III and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, RLP and KJW are directors and/or members of VV III and share voting and dispositive power over the shares held by VSF III and VVC III; however, they disclaim beneficial ownership of the shares held by VSF III and VVC III except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2012.

(3) This percentage is calculated based upon 39,406,671 shares of Common Stock outstanding as of November 1, 2012 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 7, 2012.

CUSIP No. 89685K10		13 G

1	Names of Reporting Persons Charles M. Warden

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,235,839 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,235,839 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,235,839 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.21% (3)

12	Type of Reporting Person* IN

(1) This Schedule 13G is filed by Versant Side Fund III, L.P., a Delaware limited partnership (“VSF III”), Versant Venture Capital III, L.P., a Delaware limited partnership (“VVC III”), Versant Ventures III, LLC, a Delaware limited liability company (“VV III”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kevin J. Wasserstein (“KJW”), Barbara N. Lubash (“BNL” and together with VSF III, VVC III, VV III, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, RLP and KJW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  Includes: (i) 18,997 shares held by VSF III; and (ii) 3,216,842 shares held by VVC III..  VV III serves as the sole general partner of VSF III and VVC III and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, RLP and KJW are directors and/or members of VV III and share voting and dispositive power over the shares held by VSF III and VVC III; however, they disclaim beneficial ownership of the shares held by VSF III and VVC III except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2012.

(3) This percentage is calculated based upon 39,406,671 shares of Common Stock outstanding as of November 1, 2012 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 7, 2012.

CUSIP No. 89685K10		13 G

1	Names of Reporting Persons Barbara N. Lubash

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,235,839 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,235,839 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,235,839 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.21% (3)

12	Type of Reporting Person* IN

(1) This Schedule 13G is filed by Versant Side Fund III, L.P., a Delaware limited partnership (“VSF III”), Versant Venture Capital III, L.P., a Delaware limited partnership (“VVC III”), Versant Ventures III, LLC, a Delaware limited liability company (“VV III”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kevin J. Wasserstein (“KJW”), Barbara N. Lubash (“BNL” and together with VSF III, VVC III, VV III, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, RLP and KJW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes: (i) 18,997 shares held by VSF III; and (ii) 3,216,842 shares held by VVC III..  VV III serves as the sole general partner of VSF III and VVC III and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, RLP and KJW are directors and/or members of VV III and share voting and dispositive power over the shares held by VSF III and VVC III; however, they disclaim beneficial ownership of the shares held by VSF III and VVC III except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2012.

(3) This percentage is calculated based upon 39,406,671 shares of Common Stock outstanding as of November 1, 2012 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 7, 2012.

CUSIP No. 89685K10		13 G

1	Names of Reporting Persons Robin L. Praeger

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,235,839 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,235,839 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,235,839 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.21% (3)

12	Type of Reporting Person* IN

(1) This Schedule 13G is filed by Versant Side Fund III, L.P., a Delaware limited partnership (“VSF III”), Versant Venture Capital III, L.P., a Delaware limited partnership (“VVC III”), Versant Ventures III, LLC, a Delaware limited liability company (“VV III”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kevin J. Wasserstein (“KJW”), Barbara N. Lubash (“BNL” and together with VSF III, VVC III, VV III, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, RLP and KJW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes: (i) 18,997 shares held by VSF III; and (ii) 3,216,842 shares held by VVC III..  VV III serves as the sole general partner of VSF III and VVC III and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, RLP and KJW are directors and/or members of VV III and share voting and dispositive power over the shares held by VSF III and VVC III; however, they disclaim beneficial ownership of the shares held by VSF III and VVC III except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2012.

(3) This percentage is calculated based upon 39,406,671 shares of Common Stock outstanding as of November 1, 2012 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 7, 2012.

CUSIP No. 89685K10		13 G

1	Names of Reporting Persons Kevin J. Wasserstein

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,235,839 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,235,839 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,235,839 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.21% (3)

12	Type of Reporting Person* IN

(1) This Schedule 13G is filed by Versant Side Fund III, L.P., a Delaware limited partnership (“VSF III”), Versant Venture Capital III, L.P., a Delaware limited partnership (“VVC III”), Versant Ventures III, LLC, a Delaware limited liability company (“VV III”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kevin J. Wasserstein (“KJW”), Barbara N. Lubash (“BNL” and together with VSF III, VVC III, VV III, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, RLP and KJW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes: (i) 18,997 shares held by VSF III; and (ii) 3,216,842 shares held by VVC III..  VV III serves as the sole general partner of VSF III and VVC III and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, RLP and KJW are directors and/or members of VV III and share voting and dispositive power over the shares held by VSF III and VVC III; however, they disclaim beneficial ownership of the shares held by VSF III and VVC III except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2012.

(3) This percentage is calculated based upon 39,406,671 shares of Common Stock outstanding as of November 1, 2012 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commissions on November 7, 2012.

Introductory Note: This Statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of Trius Therapeutics, Inc. (the “Issuer”).

Item 1
(a)	Name of Issuer: Trius Therapeutics, Inc.
(b)	Address of Issuer’s Principal Executive Offices: 6310 Nancy Ridge Drive, Suite 101 San Diego, California 92121

Item 2
(a)

Name of Person(s) Filing:
Versant Side Fund III, L.P. (“VSF III”)

Versant Venture Capital III, L.P. (“VVC III”)

Versant Ventures III, LLC (“VV III”)

Brian G. Atwood (“BGA”)

Samuel D. Colella (“SDC”)

Ross A. Jaffe (“RAJ”)

William J. Link (“WJL”)

Donald B. Milder (“DBM”)

Rebecca B. Robertson (“RBR”)

Camille D. Samuels (“CDS”)

Bradley J. Bolzon (“BJB”)

Charles M. Warden (“CMW”)

Barbara N. Lubash (“BNL”)

Robin L. Praeger (“RLP”)

Kevin J. Wasserstein (“KJW”)

(b)	Address of Principal Business Office: c/o Versant Ventures 3000 Sand Hill Road Building 4, Suite 210 Menlo Park, California 94025

(c)	Citizenship:
	Entities:	VSF III	-	Delaware, United States of America
		VVC III	-	Delaware, United States of America
		VV III	-	Delaware, United States of America

	Individuals:	BGA	-	United States of America
		SDC	-	United States of America
		RAJ	-	United States of America
		WJL	-	United States of America
		DBM	-	United States of America
		RBR	-	United States of America
		CDS	-	United States of America
		BJB	-	Canada
		CMW	-	United States of America
		BNL	-	United States of America
		RLP	-	United States of America
		KJW	-	United States of America

(d)	Title of Class of Securities: Common Stock
(e)	CUSIP Number: 89685K10

Item 3	Not applicable.

Item 4	Ownership.
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2012:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (2)
VSF III	18,997	18,997	0	18,997	0	18,997	0.05%
VVC III	3,216,842	3,216,842	0	3,216,842	0	3,216,842	8.16%
VV III	0	0	3,235,839	0	3,235,839	3,235,839	8.21%
BGA	45,302	45,302	3,235,839	45,302	3,235,839	3,281,141	8.33%
SDC	0	0	3,235,839	0	3,235,839	3,235,839	8.21%
RAJ	0	0	3,235,839	0	3,235,839	3,235,839	8.21%
WJL	0	0	3,235,839	0	3,235,839	3,235,839	8.21%
DBM	0	0	3,235,839	0	3,235,839	3,235,839	8.21%
RBR	0	0	3,235,839	0	3,235,839	3,235,839	8.21%
CDS	0	0	3,235,839	0	3,235,839	3,235,839	8.21%
BJB	0	0	3,235,839	0	3,235,839	3,235,839	8.21%
CMW	0	0	3,235,839	0	3,235,839	3,235,839	8.21%
BNL	0	0	3,235,839	0	3,235,839	3,235,839	8.21%
RLP	0	0	3,235,839	0	3,235,839	3,235,839	8.21%
KJW	0	0	3,235,839	0	3,235,839	3,235,839	8.21%

(1)   VV III serves as the sole general partner of VSF III and VVC III and owns no securities of the Issuer directly.  BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, RLP and KJW are directors and/or members of VV III and share voting and dispositive power over the shares held by VSF III and VVC III; however, they disclaim beneficial ownership of the shares held by VSF III and VVC III except to the extent of their pecuniary interests therein.

(2) This percentage is calculated based upon 39,406,671 shares of Common Stock outstanding as of November 1, 2012.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:   ☐

Item 6	Ownership of More than Five Percent on Behalf of Another Person.
See Items 2(a) and 4.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8	Identification and Classification of Members of the Group.
Not applicable.

Item 9	Notice of Dissolution of Group.
Not applicable.

Item 10	Certification.
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2013

Versant Side Fund III, L.P.

By:	Versant Ventures III, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Venture Capital III, L.P.

By:	Versant Ventures III, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Ventures III, LLC

By:	/s/ Robin L. Praeger
Managing Member

/s/ Robin L. Praeger as attorney in fact
Brian G. Atwood

/s/ Robin L. Praeger as attorney in fact
Samuel D. Colella

/s/ Robin L. Praeger as attorney in fact
Ross A. Jaffe

/s/ Robin L. Praeger as attorney in fact
William J. Link

/s/ Robin L. Praeger as attorney in fact
Donald B. Milder

/s/ Robin L. Praeger as attorney in fact
Rebecca B. Robertson

/s/ Robin L. Praeger as attorney in fact
Camille D. Samuels

/s/ Robin L. Praeger as attorney in fact
Bradley J. Bolzon

/s/ Robin L. Praeger as attorney in fact
Charles M. Warden

/s/ Robin L. Praeger as attorney in fact
Barbara N. Lubash

/s/ Robin L. Praeger
Robin L. Praeger

/s/ Robin L. Praeger as attorney in fact
Kevin J. Wasserstein

Exhibit(s):

A - Joint Filing Statement

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Trius Therapeutics, Inc. is filed on behalf of each of us.

Dated: February 7, 2013

Versant Side Fund III, L.P.

By:	Versant Ventures III, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Venture Capital III, L.P.

By:	Versant Ventures III, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Ventures III, LLC

By:	/s/ Robin L. Praeger
Managing Member

/s/ Robin L. Praeger as attorney in fact
Brian G. Atwood

/s/ Robin L. Praeger as attorney in fact
Samuel D. Colella

/s/ Robin L. Praeger as attorney in fact
Ross A. Jaffe

/s/ Robin L. Praeger as attorney in fact
William J. Link

/s/ Robin L. Praeger as attorney in fact
Donald B. Milder

/s/ Robin L. Praeger as attorney in fact
Rebecca B. Robertson

/s/ Robin L. Praeger as attorney in fact
Camille D. Samuels

/s/ Robin L. Praeger as attorney in fact
Bradley J. Bolzon

/s/ Robin L. Praeger as attorney in fact
Charles M. Warden

/s/ Robin L. Praeger as attorney in fact
Barbara N. Lubash

/s/ Robin L. Praeger
Robin L. Praeger

/s/ Robin L. Praeger as attorney in fact
Kevin J. Wasserstein